Exhibit 99

CyberOptics Reports Profitable, Double-Digit Growth in Fourth Quarter of 2014

Minneapolis, MN—February 18, 2015—CyberOptics Corporation (Nasdaq: CYBE) today reported significantly improved operating results for the fourth quarter of 2014 ended December 31, 2014 compared to the quarter ended December 31, 2013.

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Revenues increased 37% to $11.7 million in the fourth quarter of 2014 from $8.6 million in the fourth quarter of 2013. The acquisition of Laser Design, Inc. (LDI), a Minneapolis-based 3D metrology company that was completed in mid-March 2014, contributed $1.8 million to CyberOptics’ consolidated fourth quarter revenues. On an organic basis, fourth quarter revenues increased 16% from the year-earlier level.

•	Operating income came to $34,000, compared to the operating loss of $2.0 million in the year-earlier quarter, which included a restructuring charge of $952,000.

•	The company also reported earnings of $85,000 or $0.01 per diluted share, compared to the net loss of $2.0 million or $0.31 per share in the fourth quarter of 2013.

For full-year 2014, revenues totaled $46.5 million, an increase of 40% from $33.3 million in 2013. Excluding the $5.3 million impact of LDI, revenues on an organic basis rose 24% in 2014. CyberOptics posted a significantly narrower net loss of $1.5 million or $0.23 per share in 2014, compared to the loss of $6.2 million or $0.91 per share in 2013.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “We are pleased to have attained profitability in the fourth quarter, reflecting the steady progress that we have made throughout 2014 with our growth plans.”

CyberOptics posted sales growth across all product lines in the fourth quarter of 2014. Sales of SMT sensors increased 27% from last year’s fourth quarter, reflecting solid demand from OEM customers. Sales of inspection systems rose 8% year-over-year due to higher sales of solder paste inspection systems. In addition, sales of semiconductor products, principally the WaferSense product line, were up 12% from last year’s fourth quarter.

Kulkarni said: “Two important developments mark significant validation points for new technologies that we have been developing over the past year. In January, CyberOptics entered into a long-term, mutually-exclusive agreement to supply 3D Multi-Reflection Suppression (MRS) technology sensor subsystems for KLA-Tencor’s (Nasdaq: KLAC) back end semiconductor package inspection systems. KLA evaluated several inspection technologies before selecting our new MRS sensor solution, given its ability to improve KLA’s time to market and other benefits. Orders based on this supply agreement are forecasted to ramp up during the coming year.”

He continued: “Earlier this month, we received an order of approximately $1.0 million from one of the world’s top four memory manufacturers for our newly-developed MX600 system that will inspect memory modules at the end of the production line after singulation. As with KLA-Tencor, this customer concluded that CyberOptics’ solution was superior in terms of speed, accuracy and overall performance. Systems under this order are forecasted to ship in the second quarter with customer acceptance in the second half of 2015. Revenues from a previously announced order from this customer for its first MX600 system will be realized in this year’s first quarter.”

Kulkarni added: “We are deploying what we believe is ground breaking MRS 3D sensor technology in our next-generation AOI system, the SQ3000, which is designed to expand CyberOptics’ presence in the smart phone and tablet markets as well as other high-precision applications. We also are incorporating this technology into LDI’s CyberGage Scanning System, which is used in a wide range of industrial applications. Introduction of the 3D MRS-equipped CyberGage is now planned for this year’s second quarter.”

He concluded: “We believe that MRS technology is a break-through technology for optical inspection. For our existing markets in SMT and semiconductor inspection, we are introducing new products based on this technology now and over the next few quarters, and we expect MRS to facilitate expansion of our markets in the future. These products will not significantly impact first quarter sales, which are expected to be comparable to last year’s first quarter. For the full year, however, we believe these products present a significant opportunity for growth and currently anticipate at least 10% growth in sales and break-even operating results for 2015.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical segments. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; expectations regarding LDI and its impact on our operations; integration risks associated with LDI; forecasts for at least 10% growth in sales and break-even operating results for 2015 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-312-3048 prior to the start of the call by providing the conference ID: 8528275. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the fourth quarter conference call will be available one hour after the call at 888-203-1112 with the 8528275 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2014	2013	2014	2013
Revenue	$11,728	$8,552	$46,483	$33,308
Cost of revenue	6,274	4,921	25,298	18,658
Gross margin	5,454	3,631	21,185	14,650
Research and development expenses	2,120	1,684	8,789	7,519
Selling, general and administrative expenses	3,284	3,005	13,820	12,345
Restructuring and severance costs	—	952	—	952
Amortization of intangibles	16	—	53	—
Income (loss) from operations	34	(2,010)	(1,477)	(6,166)
Interest income and other	121	(4)	123	(188)
Income (loss) before income taxes	155	(2,014)	(1,354)	(6,354)
Provision (benefit) for income taxes	70	34	133	(186)
Net income (loss)	$85	$(2,048)	$(1,487)	$(6,168)
Net income (loss) per share - Basic	$0.01	$(0.31)	$(0.23)	$(0.91)
Net income (loss) per share - Diluted	$0.01	$(0.31)	$(0.23)	$(0.91)
Weighted average shares outstanding - Basic	6,637	6,545	6,576	6,798
Weighted average shares outstanding - Diluted	6,709	6,545	6,576	6,798

Condensed Consolidated Balance Sheets

	December 31, 2014 (Unaudited)	Dec. 31, 2013
Assets
Cash and cash equivalents	$5,171	$3,101
Marketable securities	5,285	9,402
Accounts receivable, net	7,945	6,562
Inventories	11,657	11,331
Other current assets	1,202	1,104
Deferred tax assets	82	77
Total current assets	31,342	31,577

Marketable securities	9,889	10,742
Intangible and other assets, net	2,008	705
Fixed assets, net	2,918	1,272
Other assets	188	194
Deferred tax assets	67	85
Total assets	$46,412	$44,575

Liabilities and Stockholders’ Equity
Accounts payable	$4,713	$2,630
Accrued expenses	3,691	2,793
Total current liabilities	8,404	5,423

Other liabilities	570	673
Total liabilities	8,974	6,096

Total stockholders’ equity	37,438	38,479
Total liabilities and stockholders’ equity	$46,412	$44,575

Backlog Schedule:
1st Quarter 2015		$4,307
2nd Quarter 2015 and beyond		1,605
Total backlog		$5,912